Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Financial Industries Corporation
Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-145473) of Financial Industries Corporation of our report dated March 17, 2008, relating to the consolidated financial statements and schedules and the effectiveness of Financial Industries Corporation’s internal control over financial reporting, which appears in this Annual Report on Form 10-K for the year ended December 31, 2007.

BDO Seidman, LLP

Dallas, Texas
March 17, 2008